Exhibit 99.1

Radiant Systems, Inc. Reports Fourth Quarter Results

The Company Reports Fourth Quarter Adjusted Earnings of $0.19 Per Diluted Share and GAAP Earnings of $0.06 Per Diluted Share

ATLANTA--(BUSINESS WIRE)--February 24, 2009--Radiant Systems, Inc. (Nasdaq: RADS), announced today financial results for the fourth quarter ended December 31, 2008.

Summary financial results for the fourth quarter of 2008 are as follows:

  Total revenues for the period were $75.3 million, an increase of 7 percent over revenues of $70.3 million for the same period in 2007.
  Adjusted net income (non-GAAP) for the period, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $6.1 million, or $0.19 per diluted share, a decrease of $3.1 million, or $0.08 per diluted share, compared to the same period in 2007.
  Net income for the period was $1.9 million, or $0.06 per diluted share, a decrease of $2.7 million, or $0.08 per diluted share, compared to the same period in 2007.
  Adjusted net income in the quarter includes a reduction in the cash tax provision due to a true up in the annual estimated cash tax rate. This reduction increased adjusted net income by approximately $0.6 million or $0.02 per diluted share in 2008 and by approximately $0.9 million or $0.03 per diluted share in 2007.

Summary financial results for the year ended December 31, 2008 are as follows:

  Total revenues for the year were $301.6 million, an increase of 19 percent over revenues of $253.2 million in 2007.

  Adjusted net income (non-GAAP) for the year, which excludes amortization of acquisition-related intangible assets, non-recurring items and employee stock compensation expense, was $24.5 million, or $0.73 per diluted share, a decrease of $1.4 million, or $0.05 per diluted share, compared to 2007.
  Net income for the year, which includes $1.6 million of net non-recurring charges, was $11.0 million, or approximately $0.33 per diluted share, a decrease of $0.8 million, or $0.03 per diluted share, compared to 2007.

John Heyman, the Company's chief executive officer said, “We are pleased with the performance of the business for the year given the weak economic environment. Our revenues were in line with expectations prior to the impact of foreign currency exchange rates. And, we generated strong profitability by reducing our cost structure as we entered the fourth quarter.

“The business model we have built continues to show strength during these turbulent times. Our recurring revenue services provide a very strong financial foundation for the Company and give our customers an affordable means to access the value of our solutions. These recurring services contributed 40% of our overall revenues in the quarter versus 30% last year and continue to be the fastest growing component of our revenue stream. And, because our channel model and management incentives create a variable structure for a significant amount of our sales, marketing and compensation costs, we have the flexibility to maintain investments in our products and salesforce.”

Heyman added, “While certain restaurant and retail segments are clearly weak, others continue to provide us with a solid, if not strong, demand environment. Our products address the needs of customers who are facing increased pressure in this environment. These products deliver strong returns and quick paybacks. While we believe there is an opportunity to grow in 2009, we are building plans for lower revenue and aligning our cost structure accordingly. We are fortunate to have invested heavily in our product, service and distribution capabilities over the past few years, allowing us to bring value to our customers and expand our market reach.”

“Given the economic environment, we feel it is important to be conservative with our revenue plan and to reduce our cost structure accordingly,” said Mark Haidet, the Company's chief financial officer. “While we believe we have numerous opportunities to grow the business, we are planning our cost structure around a conservative revenue range comprised of approximately 45% of revenue from recurring sources, and the remainder coming from contracted business and significantly reduced revenues from our reseller business. We are placing minimal reliance on new contracts. Historically our guidance has included approximately 30% recurring revenue, higher run rates in our reseller business and required more significant revenue from new contracts. We anticipate maintaining a minimum adjusted operating margin of approximately 12% for the year based on cost management and variable elements of our compensation model. We are modeling a cash tax rate of approximately 28%. We believe this level of performance will allow us to generate free cash flow in excess of $15 million for the year and ensure a strong balance sheet to support our continued investments and commitments.”

The company’s guidance is as follows:

	Revenue Range (millions)	Adjusted Earnings (non-GAAP) / Share Range
Quarter ending March 31, 2009	$67 to $68	$.12 to $.13
Year ending December 31, 2009	$275 to $280	$.62 to $.63

The Company provides adjusted net income and adjusted net income per share in this press release as additional information relating to the Company's operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted net income and adjusted net income per share measures used by other companies. Adjusted net income excludes amortization of acquisition-related intangible assets, non-recurring items and compensation expense related to the issuance of employee stock options. The income tax provision is calculated on the Company’s cash tax rate for the year (based on actual cash expected to be paid to domestic and foreign governments). The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company's financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings power.

Radiant will hold its fourth quarter 2008 conference call today at approximately 4:30 p.m. Eastern Time. This call is being webcast by CCBN and can be accessed at Radiant's web site at http://phx.corporate-ir.net/phoenix.zhtml?c=115271&p=irol-irhome. The call will also be available via telephone at 1-888-576-4398 – reference passcode 4133253.

Headquartered in Atlanta, Radiant Systems, Inc. (Nasdaq: RADS) is a global provider of innovative technology to the hospitality, retail and entertainment industries. For more than two decades, Radiant’s point of sale hardware and software solutions have redefined the consumer experience in more than 100,000 restaurants, retail stores, stadiums, parks, arenas, cinemas, convenience stores, fuel centers and other customer-service venues. Radiant has offices in North America, Europe, Asia and Australia. For more information, visit www.radiantsystems.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the three months ended		For the twelve months ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Revenues:
Systems	$35,342	$41,134	$155,647	$144,608
Maintenance, subscription and transaction services	30,758	21,221	108,940	82,225
Professional services	9,191	7,948	36,989	26,365
Total revenues	75,291	70,303	301,576	253,198

Cost of revenues:
Systems	19,803	22,048	82,971	76,545
Maintenance, subscription and transaction services	17,416	11,548	62,652	44,391
Professional services	6,686	5,611	26,891	20,125
Total cost of revenues	43,905	39,207	172,514	141,061

Gross profit	31,386	31,096	129,062	112,137

Operating expenses:
Product development	6,563	6,272	24,794	23,437
Sales and marketing	9,250	7,285	36,352	28,851
Depreciation of fixed assets	1,250	1,043	4,664	4,147
Amortization of intangible assets	2,421	1,030	7,902	4,301
General and administrative	7,260	7,936	31,403	28,058
Other charges (income), net	14	(840)	1,633	67
Total operating expenses	26,758	22,726	106,748	88,861

Income from operations	4,628	8,370	22,314	23,276

Interest and other expense, net	1,152	453	5,231	2,611

Income from operations before income taxes	3,476	7,917	17,083	20,665

Income tax provision	1,558	3,341	6,055	8,822

Net income	$1,918	$4,576	$11,028	$11,843

Net income per share
Basic	$0.06	$0.14	$0.34	$0.38
Diluted	$0.06	$0.14	$0.33	$0.36

Weighted average shares outstanding:
Basic	32,177	31,871	32,108	31,373
Diluted	32,553	33,794	33,398	33,160

Reconciliation of GAAP net income to adjusted non-GAAP net income:

GAAP net income	$1,918	$4,576	$11,028	$11,843
Equity-based compensation expense (a)
Cost of revenues	111	130	411	460
Operating expenses	1,092	929	4,235	3,335
Total equity-based compensation expense	1,203	1,059	4,646	3,795
Amortization of purchased intangibles (b)	2,207	1,030	7,688	4,301
Other charges (income), net (c)	14	(840)	1,633	67
Tax effect of adjustment items, difference between the Company's effective tax rate and cash tax rate (d)	751	3,350	(466)	5,882

Adjusted non-GAAP net income	$6,093	$9,175	$24,530	$25,888

Adjusted non-GAAP net income per diluted share	$0.19	$0.27	$0.73	$0.78

In addition to our GAAP results, Radiant Systems discloses adjusted net income and adjusted net income per diluted share, referred to respectively as "adjusted non-GAAP net income" and "adjusted non-GAAP net income per diluted share". These items, which are collectively referred to as "non-GAAP measures", exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs and pre-acquisition charges of potential transactions that will not take place. Our non-GAAP measures take into account the effect of our net operating losses and other tax credits which reduces our GAAP effective tax rate to the Company's cash outflow tax rate. From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the non-GAAP measures by excluding these expenses and gains.

We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Non-cash stock-based compensation, amortization of acquisition-related intangible assets, restructuring charges and the write-off of pre-acquisition charges of potential transactions are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company, to enter into forward exchange contracts associated with international acquisitions or to restructure leases, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items may affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the non-GAAP measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in a particular period.

Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised "Share-based Payment" ("FAS 123R") on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors our financial information in this manner while disclosing the effects of stock-based compensation. With the adoption of FAS 123R, we continue to believe that non-GAAP measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 ("SAB 107") and we have presented non-GAAP measures that exclude and include those items noted above. While these items (other than restructuring, the gain realized on our forward exchange contract and the pre-acquisition charges of potential transactions that will not take place) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.

We also use non-GAAP measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the compensation committee of the Board of Directors and, in the case of acquisition-related intangible assets and pre-acquisition charges; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges and the non-cash portion of our effective tax rate, like our stock-based compensation charges and amortization of acquisition-related intangible assets and pre-acquisition charges, are excluded in management's internal evaluations of our operating results and are not considered for management compensation purposes.

In the case of stock-based compensation, our strategy is to use stock-based compensation to attract and retain key employees and executives. It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation varies for reasons that are generally unrelated to operational performance in any particular period. We use quarterly and annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.

We view amortization of acquisition-related intangible assets as items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition. While they are continually viewed for impairment, amortization of the costs is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.

Pre-acquisition charges of potential acquisitions that will not take place are excluded in our non-GAAP measures because such charges are not considered normal operating expenses of the Company and would have been capitalized as an asset if such transactions would have been completed.

The restructuring charges are excluded in our non-GAAP measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company's core operation during any particular period.

The gains recognized on our forward exchange contracts are excluded from our non-GAAP measures because such gains are not considered to be a normal operating event of the Company. The forward exchange contracts were entered into specifically for the purpose of locking in the US/Australian and US/Euro exchange rates in preparation for the acquisitions of Quest and Orderman, respectively.

Our historical non-GAAP effective tax rate differs from our GAAP effective tax rates because of the exclusion of the non-GAAP adjustments previously mentioned and the resulting impact on the realization of the Company's other tax assets. We exclude the impact of these discrete tax items from our non-GAAP income tax provision because management believes that they are not indicative of the Company's tax obligations that will be paid in cash.

Because the non-GAAP measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the non-GAAP measures, including the following:

a. These non-GAAP measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.

b. The non-GAAP measures do not reflect all costs associated with our operations determined in accordance with GAAP.

c. Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company's GAAP results. While restructuring costs and other one-time costs are non-recurring activities, their occasional occurrence will impact GAAP results.

Management compensates for these limitations by relying on these non-GAAP measures only as a supplement to the Company's GAAP results.

(a) The Company adopted SFAS 123(R) on January 1, 2006 using the Modified Prospective Method, which requires us to expense the fair value of grants made under stock option programs over the vesting period of the options. The adjustments to costs of sales and operating expenses represent stock-based compensation expense recorded during the period. Total stock-based compensation expense for the three months ended December 31, 2008 and 2007 was $1.2 million and $1.1 million, respectively, on a pre-tax basis. Total stock-based compensation expense for the twelve months ended December 31, 2008 and 2007 was $4.6 million and $3.8 million, respectively on a pre-tax basis.

(b) Adjustments represent amortization of intangible assets from prior acquisitions.

(c) Adjustments represent the elimination of non-recurring charges and/or gains. For 2008, these non-recurring charges were related to a $1.0 million impairment charge for a capitalized software project (fourth quarter 2008), a $0.4 million charge related to severance and restructuring of the organization (fourth quarter 2008), a $2.1 million lease restructuring charge (third quarter 2008), and a $0.4 million charge related to the early termination penalties and write-offs of debt issuance costs in relation to the refinancing of a credit agreement (first quarter 2008). These charges were offset by a $1.4 million gain on the sale of land near the Company's headquarters (fourth quarter 2008), a $0.5 million gain on a forward exchange contract entered into as a result of the acquisition of Orderman GmbH (second quarter 2008), and a $0.3 million gain on a forward exchange contract entered into a result of the Quest Retail Technology acquisition (first quarter 2008). For 2007, these non-recurring items were related to a lease restructuring credit of $0.3 million as a result of adjusting our estimate related to a lease restructuring charge that was taken during 2006 (first quarter 2007), the write-off of $1.2 million of pre-acquisition costs from potential transactions that did not take place (second quarter 2007), and a $0.8 million gain on a forward contract entered into in preparation for the Quest acquisition (fourth quarter 2007).

(d) The Company reports its non-GAAP income tax provision on a cash tax rate basis which was approximately 21% and 10% for the years ended December 31, 2008 and 2007, respectively. Note that the Company estimated the cash tax rate to be 24% throughout 2008 and 15% throughout 2007. Therefore an adjustment was made in the fourth quarter to reduce the cash tax rate to the actual cash tax rate of 21% and 10% for the years ended December 31, 2008 and 2007, respectively.

RADIANT SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

ASSETS

	December 31, 2008	December 31, 2007

Current assets
Cash and cash equivalents	$16,450	$29,940
Accounts receivable, net	44,024	43,057
Inventories, net	31,838	30,494
Deferred tax assets	7,982	7,730
Other current assets	2,628	2,408
Total current assets	102,922	113,629

Property and equipment, net	23,031	14,184
Software development costs, net	9,278	7,231
Deferred tax assets, non-current	-	2,905
Goodwill	115,229	62,386
Intangibles, net	51,628	20,650
Other long-term assets	1,454	974

	$303,542	$221,959

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$34,724	$39,744
Customer deposits and unearned revenues	19,714	13,745
Current portion of long-term debt and capital lease payments	6,906	8,420
Total current liabilities	61,344	61,909

Long-term debt and capital lease payments, net of current portion	93,672	13,518
Deferred tax liabilities, non-current	3,066	-
Other long-term liabilities	5,129	4,576
Total liabilities	163,211	80,003

Shareholders' equity
Common stock, no par value; 100,000,000 shares authorized;
32,498,859 and 31,935,105 shares issued and outstanding, respectively	-	-
Additional paid-in capital	157,930	150,924
Accumulated other comprehensive (loss) income	(17,916)	1,743
Accumulated earnings (loss)	317	(10,711)
Total shareholders' equity	140,331	141,956

	$303,542	$221,959

CONTACT:
Radiant Systems, Inc
Karen Minster, 770-576-6811
karen.minster@radiantsystems.com